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Martha Stewart Living Omnimedia, Inc.

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A Letter
From Charles, Wenda and Robin

Dear Fellow Stockholders,

Martha Stewart Living Omnimedia, Inc. had a solid year in 2008. We grew our brand portfolio with the addition of Chef Emeril Lagasse, made strategic investments in innovative digital platforms, broadened the availability and scope of our retail products, and delivered compelling integrated marketing programs via our omnimedia platform. These are extraordinarily challenging times, but we are very proud of MSLO’s accomplishments over the last year and enthusiastic about the long-term opportunities that lie ahead. Brands shine brighter in difficult times, and we believe more than ever in the power of our brands and what they represent to consumers.

To highlight just a few of our accomplishments:

•	Merchandising expanded its array of products and their availability at national retail. The Martha Stewart Collection at Macy’s had a solid first full year, and we gained mass-market distribution of our crafts line through the majority of Wal-Mart stores in the United States and Canada.

•	In Publishing, we held our own in an industry grappling with difficult advertising and newsstand environments. We maintained pricing and streamlined our editorial and production efforts. In addition to our magazines, we published two books with Clarkson Potter. Both Martha Stewart’s Cookies and, more recently, Martha Stewart’s Cooking School, were best sellers. Our newest book, Martha Stewart’s Encyclopedia of Crafts, is just out and more titles are on the way.

•	Broadcasting performed very well in 2008, as The Martha Stewart Show was renewed for a fifth season in national syndication and Emeril Green was renewed for a second season on the Discovery Planet Green Network. We are organically building another brand with our “Whatever girls,” Alexis and Jennifer, on Martha Stewart Living Radio and Scripps’ Fine Living Network, which recently renewed their hit TV show, Whatever, Martha!, for a second season.

•	Internet continued building momentum in 2008. By pursuing a lifestyle-focused strategy with our websites — emphasizing new tools, compelling workshops, and other enhancements to the user experience — we are driving both advertising revenue and impressive user metrics.

•	Finally, we were active on the investment front during the year. The acquisition of Emeril Lagasse’s media and merchandising properties has proved to be all we thought it would be and more, adding an engine of future growth to the Company. His popular TV programs and cookbooks and quality cooking products, as well as a new 10-book publishing agreement with HarperStudio, have strengthened and diversified all our platforms. We’re excited about the first book in his agreement with HarperStudio, Emeril at the Grill, which is due out in May, in time for Father’s Day. In addition, our investments in WeddingWire.com, an online wedding planning company, and pingg.com, an online invitation and event-planning company, have bolstered our digital platform with tools that help us deepen our penetration of core franchises, such as Weddings. MSLO retains a strong balance sheet, with $60 million in cash, cash equivalents and short-term investments, and debt of $19.5 million. We have proved our ability to make smart investments and acquisitions, and will continue to look to do so.

These accomplishments led to some impressive performance gains within our business segments, though that performance was masked in MSLO’s reported financial results. Revenue of $284.3 million for 2008 reflected a reduction of $34.1 million in our contractual minimum payment from Kmart as this relationship begins to sunset. Excluding the reduction in the minimum and the revenue from the now-closed magazine Blueprint, which was included in prior-year results, our 2008 revenue was down only modestly from 2007 despite the very difficult advertising environment in which we are operating. These factors, as well as a $9.3 million impairment charge related primarily to the goodwill associated with our 2004 acquisition of the Body+Soul publication group, contributed to a loss from continuing operations of $10.9 million in 2008.

Despite those factors, we saw underlying performance improvements in each of our segments, and those results point the way to MSLO’s future as we move forward from the Kmart relationship beginning next year. Excluding Kmart, our merchandising business saw 67 percent revenue growth in 2008. Publishing saw improved profitability after adjusting for the impairment charge. Broadcasting profits improved dramatically with the addition of Emeril’s programming. Finally, Internet’s loss was significantly reduced, as we begin to capitalize on growing user metrics and an improved online offering.

These improvements help to signal the plethora of opportunities before us, and we have the powerful brands and attractive business model to capitalize on them. These opportunities include:

1)	Franchise expansion: Leveraging our strong brand equity into large, fragmented categories, such as holidays, food, entertaining, crafts, weddings, whole living, and pets.

2)	“Omni” marketing programs: Few companies have the power to offer truly integrated marketing platforms, which are increasingly in demand by advertisers. In 2008, we delivered powerful cross-platform marketing campaigns for clients such as My M&M’s, Dove skin products, and Nestlé baking products. We believe this area will see continued growth as marketers seek greater impact with their carefully guarded advertising spending.

3)	Multi-level merchandising growth: Fostering new relationships, such as the early 2009 licensing agreement with Hain Celestial Group to offer a Martha Stewart line of natural home-cleaning solutions; building on existing relationships; and aggressively marketing key products within lines such as the Martha Stewart Collection and Martha Stewart Crafts.

4)	International expansion: Bringing our content, ideas, and products into attractive markets worldwide. The Martha Stewart Show and other Martha Stewart programming are broadcast in 85 countries, and our publications are becoming established in selected European and Asian markets. Our strategy has been to enter markets with our content first, and follow with merchandising opportunities.

The breadth of strategic opportunities before us indicates significant untapped potential for MSLO. We are in a great position to pursue these opportunities, with a healthy balance sheet, a discipline to manage expenses carefully, a commitment to growth and value creation, and, most important, our strong brands. In times like these, businesses and consumers are gravitating to brands they can trust, particularly brands that provide a value edge. We are seeing this phenomenon in the form of the many marketers and retailers who would like to do business with us, and we see it as consumers flock in greater numbers to our websites for ideas, and then to Macy’s for our Martha Stewart Collection of home products and to Wal-Mart or Michaels stores to buy our crafts products for affordable home activities with family and friends.

We believe there are exciting moments ahead in 2009 and beyond. We would like to express our appreciation and gratitude to those directors who left us last year and welcome our newest directors, whose wisdom and experience are great assets to our company. We would also like to extend a heartfelt thank-you to our employees for their talent and dedication in those efforts, and to you, our stockholders, for your investment and belief in MSLO. We look forward to a bright future for Martha Stewart Living Omnimedia.

Sincerely,

Charles Koppelman
Executive Chairman

Wenda Harris Millard
President, Media and Co-Chief Executive Officer

Robin Marino
President, Merchandising and Co-Chief Executive Officer

A Letter
From Martha

Dear Fellow Stockholders,

It’s hard to believe that another year has gone by. And what a year it has been! This is a time of extraordinary change in our country from the economic downturn to the ongoing digital revolution and the historic election of President Barack Obama. We are all working very hard to meet the challenges before us and to be as efficient as possible.

At Martha Stewart Living Omnimedia, Inc., we recognize that challenging times can also be constructive. The current environment, though difficult, brings with it enormous opportunities. In times like this, consumers turn inward — to home and to all the good things that home embodies. Our inspiring magazines, informative books, phenomenal TV and radio shows, engaging websites and beautiful products speak directly to our collective desire to gather around the hearth surrounded by family and friends. Indeed, it was against a similar backdrop — an economic downturn in the early 1990s — that we launched Martha Stewart Living, which is now our flagship magazine and the cornerstone of our business.

At Living, we have always focused on living well and on those subjects our readers can use in daily life, from entertaining and cooking to decorating, gardening and crafting. These are the magazine’s core subjects — our “true north,” as we chart the course of each and every issue. But we also listen very closely to what our customers tell us in the more than one million letters, emails, and phone calls we receive each year. We have learned from them that modern homemakers want even more from us. With Gael Towey, our Chief Creative Officer and new Acting Editor in Chief at the helm of Martha Stewart Living, we will continue to provide readers with the inspiring ideas and “how-to” expertise they expect from us, along with the beautiful photographs and iconic imagery that distinguish each of our magazines. But with the April issue, we are also adding new features that speak directly to the contemporary reader’s personal interests, including travel, health, beauty and fashion. In response to reader requests, we have also revived my monthly calendar. We’re very excited about the evolution of Living and look forward to hearing what consumers think.

We are also very excited about our thriving books business. As evidenced by the success of our 2008 bestsellers Martha Stewart’s Cookies and Martha Stewart’s Cooking School, consumers remain eager to purchase books that are useful and practical and strike a chord. Our latest book is all those things and more. Martha Stewart’s Encyclopedia of Crafts is a wonderful book that I’ve been waiting to do for a very long time. It features nearly 20 years of content about every kind of craft, from A to Z — or, more precisely, A (for albums) to W (for wreath-making). It is the first in what I envision as a comprehensive crafts series, well designed and straightforward reference books created to stand the test of time and to teach everyone from the beginning crafter to the skilled artisan interested in trying a new technique.

This series is an expression of my lifelong passion for crafting, a pursuit that is well represented across our media platforms. These include a lively new blog, thecraftsdept.com, and the popular Martha Stewart Crafts product line, which extended into Wal-Mart Stores in 2008. At MSLO, we are steeped in the development of crafts. With crafts you can preserve treasured memories in a scrapbook or photo album, warm someone with a handknit scarf, embellish a gift with embroidery, enhance a table setting, or simply transform a humble or quotidian object into something distinct and extraordinary. As one of our core content areas, Crafts is a vital element of our mission to celebrate the art of creative living.

The value we place on creative living is reflected in all our content and in our many high-quality, stylish product lines, including our Martha Stewart Collection exclusively at Macy’s, Martha Stewart Everyday at Kmart, Martha Stewart Crafts, our new flowers and gift basket program with 1-800-FLOWERS.COM, and our fabulous home-decorating assortment distinguished by Martha Stewart Furniture with Bernhardt, Martha Stewart Rugs with Safavieh, Martha Stewart Lighting with Generation Brands, and branded carpet tiles with FLOR. This year we will introduce a line of natural home cleaning-solutions with the Hain Celestial Group, helping consumers care for their home with products that are safe, effective, and environmentally responsible.

We are very proud of all that we offer. And we are prouder still of our continuing efforts to raise the bar and to further expand and diversify our offerings through acquisitions such as Chef Emeril Lagasse’s media and merchandising business and investments in companies such as WeddingWire.com and pingg.com, transactions that occurred in 2008. Emeril is a wonderful addition to our business — and an absolute delight to work with! The WeddingWire and pingg investments enhance our digital platforms by providing users with useful new tools and products. Coupled with our creative content, these features ensure that we remain relevant to consumers in our high-speed electronic age.

Now more than ever we are seeing the confluence of old and new media. It is not always easy to integrate the two but I firmly believe they can comfortably coexist, each complementing the other. That is why multimedia platforms were part of our business model from the beginning. There is a reason we called our company Martha Stewart Living Omnimedia. Our goal was and is nothing less than omnipresence. We want to be available to consumers whenever and wherever they want us. The rest of the business world has finally caught up with us and has come to recognize the value of our model.

Our omnimedia business model also applies to how we sell advertising. Our cross-platform, or “omni,” advertising programs encompass all our media platforms, allowing advertisers to reach our highly engaged consumers with a clear and singular voice that resonates across our magazines, our TV and radio shows and our websites. These kinds of programs are very much in demand, and I firmly believe that, because of our experience with them and the quality of our platforms, we create and deliver them better than anybody.

As our company’s founder and major stockholder, I care very deeply about our business. Yes, these are difficult times. But our foundation is solid, our commitment to growth is steadfast and our hard-working team is second to none. Speaking of our team, I would like to welcome some new members to the MSLO family, including SVP of Human Resources Nancy Ashbrooke, Martha Stewart Weddings Editor in Chief Vanessa Holden, SVP of Digital Programming and Strategy Gail Horwood, Everyday Food Editor Anna Last, Martha Stewart Living Editor Vicky Lowry, and EVP of Merchandising Patsy Pollack. Each of these women brings fresh ideas and great talent to our company and I am delighted to have them on board.

As I often tell my friends and colleagues, “When you’re through changing, you’re through.” In business, as in life, change is inevitable and oftentimes necessary. But there are some things that remain constant. At MSLO, it is our unwavering dedication to provide our customers with dynamic and enriching content and beautiful products they need and want. It is a great privilege to be invited into consumers’ homes and into their lives. We are grateful to them and we are grateful to you, our stockholders, for your enduring faith in our company and all that it represents.

Sincerely,

Martha Stewart
Founder

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the Stockholders
Meeting to be held May 13, 2009

MARTHA STEWART LIVING
OMNIMEDIA, INC.

MARTHA STEWART LIVING OMNIMEDIA, INC.
11 WEST 42ND STREET
NEW YORK, NY 10036

Meeting Information
Meeting Type:      Annual
For holders as of:      03/16/09
Date:      05/13/09      Time: 4:00 P.M.
Location:	The Starrett-Lehigh Building 601 West 26th Street, 9th Floor New York, NY 10001 (Between 11th Ave. and the West Side Hwy.)
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Voting Items
The Board of Directors recommends a vote FOR
the election of the 6 Director nominees named
below:
1.	Election of Directors

Nominees:

01 Charlotte Beers

02 Michael Goldstein

03 Arlen Kantarian

04 Charles A. Koppelman

05 William A. Roskin

06 Todd Slotkin